Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
EyeTel Imaging, Inc.

                In our opinion, the accompanying balance sheets and the related statements of operations, of redeemable convertible preferred stock and stockholders’ deficit and of cash flows present fairly, in all material respects, the financial position of EyeTel Imaging, Inc. at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                As discussed in Note 4 to the financial statements the Company adopted FASB Staff Position No. 150-5 (“FSP 150-5”), Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Instruments on Shares that are Redeemable, during the year ended December 31, 2005.

McLean, Virginia
May 4, 2007, except for Note 3 as to which the date is October 9, 2007, Note 20 as to which the dates are September 21, 2007 and October 25, 2007 and Note 21 as to which the date is October 31, 2007

EYETEL IMAGING, INC.

BALANCE SHEETS

		December 31,		September 30,
		2006	2005	2007
				(unaudited)
	ASSETS
	Cash and cash equivalents	$2,425,447	$98,688	$215,800
	Restricted cash	65,000	—	45,000
	Accounts receivable, net of allowance of $140,000 and $51,972 at December 31, 2006 and 2005, respectively, and $50,000 at September 30, 2007	236,760	150,792	300,772
	Prepaid expenses	46,761	83,559	957,146
	Short-term investments	—	3,296,120	—
	Deferred debt issuance costs	—	—	86,250
	Other current assets	35,095	82,618	476,204
	Total current assets	2,809,063	3,711,777	2,081,172
	Property and equipment, net	1,744,379	1,762,169	2,107,950
	Deposits	498,897	295,452	194,939
	Other assets	30,085	29,086	27,885
	Total assets	$5,082,424	$5,798,484	$4,411,946

	LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
	Current liabilities:
	Accounts payable	$234,582	$359,398	$154,516
	Accrued liabilities	732,519	537,719	1,698,821
Convertible bridge loans	- due to related parties	1,863,695	—	3,697,912
	- due to unrelated parties	—	—	2,196,826
	Long-term debt, current portion	400,451	—	1,670,424
	Deferred revenue	102,934	127,558	88,176
	Total current liabilities	3,334,181	1,024,675	9,506,675
	Deferred rent	31,813	42,473	20,202
	Long-term debt	3,448,550	—	2,263,431
Preferred stock warrants	- due to related parties	636,305	—	1,006,186
	- due to unrelated parties	359,504	70,699	1,076,075
	Total liabilities	7,810,353	1,137,847	13,872,569

	Series B redeemable convertible preferred stock, $0.001par value, authorized 15,000,000 shares at December 31, 2006 and 2005 and 25,000,000 shares authorized at September 30, 2007 11,790,862 shares issued to related parties at December 31, 2006 and 2005 and at September 30, 2007	20,305,021	18,347,362	21,912,667
	1,914,013 shares issued to unrelated parties at December 31, 2006 and 2005 and at September 30, 2007	3,296,151	2,978,361	3,557,124
		23,601,172	21,325,723	25,469,791
	Commitments and contingencies
	Stockholders’ deficit:
	Common stock, $.001 par value, authorized 5,500,000 shares at December 31, 2006 and 2005 and 9,722,222 authorized at September 30, 2007; issued and outstanding 203,926 and 202,220 shares at December 31, 2006 and 2005, respectively, and 208,646 shares at September 30, 2007	204	202	208
	Additional paid-in capital	7,589,134	7,579,836	8,465,761
	Subscription receivable	(28,111)	(28,111)	(17,570)
	Accumulated deficit	(33,890,328)	(24,217,013)	(43,378,813)
	Total stockholders’ deficit	(26,329,101)	(16,665,086)	(34,930,414)
	Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$5,082,424	$5,798,484	$4,411,946

The accompanying notes are an integral part of these financial statements.

EYETEL IMAGING, INC.

STATEMENTS OF OPERATIONS

			Nine Months Ended
	Years Ended December 31,		September 30,
	2006	2005	2007	2006
			(unaudited)
Revenues:
Imaging and reading services	$684,096	$392,169	$364,022	$489,841
DigiScope rental fees	260,278	145,468	170,195	186,675
Sale of DigiScopes	—	—	30,000	—
Installation fees	261,750	103,675	127,274	194,966
Total revenues	1,206,124	641,312	691,491	871,482

Cost of revenues
Imaging and reading services	598,391	279,215	111,509	435,546
DigiScope rental fees	379,911	207,001	329,655	257,207
Sale of DigiScopes	—	—	12,001	—
Installation fees	66,348	70,210	78,003	38,045
Total cost of revenues	1,044,650	556,426	531,168	730,798

Research and development	506,143	553,226	513,295	403,759
Sales and marketing	2,070,419	2,812,202	1,260,439	1,634,536
General and administrative	4,513,273	4,601,352	4,179,200	3,467,545
Total expenses	8,134,485	8,523,206	6,484,102	6,236,638

Loss from operations	(6,928,361)	(7,881,894)	(5,792,611)	(5,365,156)

Interest income	124,522	94,704	50,481	114,812
Interest expense	(594,027)	—	(1,877,736)	(426,611)

Net loss	(7,397,866)	(7,787,190)	(7,619,866)	(5,676,955)

Accretion of redeemable convertible preferred stock to redemption value	(2,275,449)	(2,717,350)	(1,868,619)	(1,706,588)

Net loss applicable to common stockholders	$(9,673,315)	$(10,504,540)	$(9,488,485)	$(7,383,543)

The accompanying notes are an integral part of these financial statements.

EYETEL IMAGING, INC.

STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS’ DEFICIT

	Series B Redeemable
	Convertible Preferred				Additional			Total
	Stock		Common Stock		Paid-in	Subscription	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Deficit
Balance at December 31, 2005	13,704,875	$21,325,723	202,220	$202	$7,579,836	$(28,111)	$(24,217,013)	$(16,665,086)

Exercise of stock options	—	—	925	1	832	—	—	833
Share based compensation	—	—	—	—	4,520	—	—	4,520
Accretion of Series B to redemption value	—	1,706,588	—	—	—	—	(1,706,588)	(1,706,588)

Net loss	—	—	—	—	—	—	(5,676,955)	(5,676,955)
Balance at September 30, 2006	13,704,875	23,032,311	203,145	203	7,585,188	(28,111)	(31,600,556)	(24,043,276)

Exercise of stock options	—	—	781	1	702	—	—	703
Share based compensation	—	—	—	—	3,244	—	—	3,244
Accretion of Series B to redemption value	—	568,861	—	—	—	—	(568,861)	(568,861)

Net loss	—	—	—	—	—	—	(1,720,911)	(1,720,911)
Balance at December 31, 2006	13,704,875	23,601,172	203,926	204	7,589,134	(28,111)	(33,890,328)	(26,329,101)

Repurchase of restricted stock	—	—	(11,712)	(12)	(10,529)	10,541	—	—

Exercise of stock options	—	—	16,432	16	14,734	—	—	14,750
Share based compensation	—	—	—	—	872,422	—	—	872,422
Accretion of Series B to redemption value	—	1,868,619	—	—	—	—	(1,868,619)	(1,868,619)

Net loss	—	—	—	—	—	—	(7,619,866)	(7,619,866)
Balance at September 30, 2007 (unaudited)	13,704,875	$25,469,791	208,646	$208	$8,465,761	$(17,570)	$(43,378,813)	$(34,930,414)

The accompanying notes are an integral part of these financial statements.

EYETEL IMAGING, INC.

STATEMENTS OF CASH FLOWS

			Nine Months Ended
	Years Ended December 31,		September 30,
	2006	2005	2007	2006
			(unaudited)
Cash flow from operating activities
Net loss	$(7,397,866)	$(7,787,190)	$(7,619,866)	$(5,676,955)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	406,496	255,072	342,363	294,547
Share based compensation	7,764	—	872,422	4,520
Deferred debt issuance costs	—	—	143,750	—
Non-cash interest accretion	137,806	—	1,275,372	100,222
Provision for doubtful accounts	88,028	135,613	82,340	72,783
Loss on disposal of fixed assets	184,099	38,223	145,447	135,318
Changes in operating assets and liabilities:
Accounts receivable	(173,996)	(281,327)	(146,352)	(180,512)
Prepaid expenses	36,798	(44,482)	(3,595)	(23,470)
Other assets	46,524	(948)	(438,909)	71,161
Accounts payable	(124,816)	(2,580)	(80,065)	(164,319)
Accrued liabilities	194,800	90,617	966,301	29,698
Deferred rent	(10,660)	(5,981)	(11,611)	(7,995)
Deferred revenue	(24,624)	94,850	(14,758)	32,285
Net cash used in operating activities	(6,629,647)	(7,508,133)	(4,487,161)	(5,312,717)

Cash flows from investing activities
Purchase of property and equipment	(572,805)	(973,420)	(851,381)	(403,506)
Deposits	(203,445)	(295,452)	303,959	40,934
Purchase of investments	—	(6,200,000)	—	—
Maturities of investments	3,296,120	7,445,490	—	3,296,120
Restricted cash in escrow	(65,000)	—	20,000	(80,000)
Net cash provided by (used in) investing activities	2,454,870	(23,382)	(527,422)	2,853,548

Cash flows from financing activities
Proceeds from long-term loan	4,000,000	—	—	4,000,000
Proceeds from bridge financing — from related parties	2,500,000	—	1,500,000	—
— from non-related parties	—	—	2,426,976	—
Issuance of Series B convertible preferred stock
From related parties	—	6,917,815	—	—
From non-related parties	—	562,020	—	—
Cash overdraft	—	111,466	—	—
Prepaid initial public offering expenses	—	—	(906,790)	—
Deferred debt issuance costs	—	—	(230,000)	—
Proceeds from exercise of stock options	1,536	—	14,750	833
Net cash provided by financing activities	6,501,536	7,591,301	2,804,936	4,000,833
Net increase (decrease) in cash and cash equivalents	2,326,759	59,786	(2,209,647)	1,541,664
Cash and cash equivalents
Beginning of period	98,688	38,902	2,425,447	98,688
End of period	$2,425,447	$98,688	$215,800	$1,640,352

Non-cash investing and financing activities
Accretion of redemption value on Series B preferred stock	$2,275,449	$2,717,350	$1,868,619	$1,706,588

Supplemental cash flow information
Interest paid	$454,166	$—	$326,389	$250,250

The accompanying notes are an integral part of these financial statements.

EYETEL IMAGING, INC.

NOTES TO FINANCIAL STATEMENTS

1. Going Concern

These financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assume that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations.

At December 31, 2006 there was substantial doubt that the Company would be able to continue as a going concern. The Company’s ability to continue as a going concern is primarily dependent upon its ability to obtain additional financing, reduce expenses or enter into corporate collaborations.

The Company incurred a significant net loss of $7,397,866 and used cash in its operations of $6,629,647 during the year ended December 31, 2006 and a net loss of $7,619,866 (unaudited) and used cash in its operations of $4,487,161 (unaudited) during the nine months ended September 30, 2007.  The Company had cash and cash equivalents of $2,425,447 at December 31, 2006. The current financial condition, among other factors, indicates that there is substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability of assets that might be necessary should the Company be unable to continue as a going concern.

The Company’s continuation as a going concern is dependent upon its ability to obtain additional cash to allow for the satisfaction of its obligations on a timely basis. The Company is actively exploring various financing alternatives including equity financing transactions and corporate collaborations. Equity financings could include, but are not limited to, the infusion of cash from its current investors either as additional equity or as a bridge loan which might roll into a subsequent equity round, and the raising of cash from a combination of current and new investors. Corporate collaborations could include partnerships with larger, more financially sound entities for the distribution of the Company’s product and services to a wider market than it can currently reach by itself or the sale of an interest in its business to such a partner. While the Company is exploring all opportunities to improve its financial condition over the next several months, there is no assurance that these efforts will be successful. If they are not successful, the Company will be forced to reduce significantly the scope of its operations, thereby raising further doubt about its ability to continue to do business.

2. Description of Business

EyeTel Imaging, Inc. (“EyeTel” or the “Company”), a Delaware corporation, was incorporated in January 1996 as EyeTel Corporation and assumed its current name in March 2002. EyeTel is a medical diagnostic company dedicated to improving the standard of healthcare for people with various vision threatening conditions. The Company designs, develops and commercializes proprietary technology and services that help physicians to diagnose three leading causes of preventable blindness: age-related macular degeneration (“AMD”), glaucoma and diabetic retinopathy, the primary cause of blindness among working age adults. The EyeTel Retinal Imaging System (the “EyeTel System”) is an imaging and diagnostic system that helps physicians diagnose these diseases at early stages when various treatment options for preserving vision are available. The EyeTel System is based on patented technology developed at the Wilmer Eye Institute at The Johns Hopkins University and commercialized by the Company under an exclusive licensing agreement. It is comprised of the DigiScope®, a medical device which takes high resolution retinal images, and a telemedicine image analysis service provided by the EyeTel Reading Center to identify pathology indicative of eye disease in order to assist physicians in making diagnoses.

3. Reverse Split of Common Stock

In June 2007, the Company’s board of directors approved a 1-for-3.6 reverse stock split of the Company’s common stock.  The reverse stock split took place on October 9, 2007 when the Company filed its amended and restated certificate of incorporation with the Delaware Secretary

3. Reverse Split of Common Stock (continued)

of State (the “Reverse Split”). The Reverse Split resulted in an adjustment to the conversion price applicable to the Series B (See Note 12, Series B redeemable convertible preferred stock).

All references to share and per share data in these financial statements and accompanying notes have been adjusted retroactively to reflect the Reverse Split.

4. Summary of Significant Accounting Policies

The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to state fairly the Company’s financial position as of September 30, 2007 and results of operations and cash flows for the nine months ended September 30, 2007 and 2006.  The financial data and other information disclosed in these notes to the financial statements related to the nine months periods are unaudited.  The results of the nine months ended September 30, 2007 are not necessarily indicative of the results to be expected for the year ending December 31, 2007 or for any other period or for any other future year.

Use of Estimates

The preparation of these financial statements requires that the Company make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to doubtful accounts, useful lives of property and equipment, income taxes, the valuation of equity instruments and contingencies, among others. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ significantly from the estimates made by management with respect to these and other items.

Cash, Cash Equivalents and Short-term Investments

The Company considers all highly liquid instruments purchased with a maturity of three months or less at the date of purchase to be cash equivalents. The majority of the Company’s cash equivalents comprise money market securities.

Investments with original maturities of three to twelve months are considered current assets. A majority of the Company’s short-term investments comprise certificates-of-deposit. The Company’s policy is to protect the value of its investment portfolio and minimize principal risk by earning revenue returns based on current interest rates. The Company’s entire investment portfolio is classified as available-for-sale since these investments may be sold any time to meet the liquidity needs of the Company. Accordingly, they are recorded at fair market value, with unrealized gains and losses, net of taxes, reported as a separate component of stockholders’ deficit. There were no unrealized gains or losses associated with short-term investments as of December 31, 2005. The Company did not hold any short-term investments as of December 31, 2006.

Substantially all of the Company’s cash and cash equivalents, and short-term investments are held in custody by major financial institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. However, these deposits may be redeemed generally upon demand and therefore bear minimal risk.

Restricted Cash

At December 31, 2006, the Company had short-term certificates-of-deposit of $65,000 used as collateral in connection with the use of certain cash management services provided by one of the Company’s banks. The Company did not have restricted cash as of December 31, 2005.

Concentration of Credit Risk

Financial instruments that potentially expose the Company to credit risk include accounts receivable. At December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005 no single customer or third-party payer accounted for more than 10% of accounts receivable or

4. Summary of Significant Accounting Policies (continued)

revenue. One customer, NeuroMetrix, Inc. (“NeuroMetrix”), accounted for 86% (unaudited) of accounts receivable at September 30, 2007 and 75% (unaudited) of revenue for the nine months ended September 30, 2007.

Fair Value of Financial Instruments

The Company believes that the carrying amount of its financial instruments, which include cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued expenses, the Convertible Bridge Loan, the 2007 Bridge loan and long-term debt, approximate their fair value at December 31, 2006 and 2005.

Revenue Recognition

The Company’s DigiScope® device is integrated with software that is essential to its functionality. Further, the Company provides unspecified software upgrades and enhancements related to the device through contractual agreements. Accordingly, the Company accounts for revenue in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition, and all related amendments and interpretations.

The Company’s revenue is derived primarily from three sources: (i) imaging and reading services, (ii) rental fees, including hardware, software and technical support and (iii) installation fees.

Imaging and reading services revenues consist of the fees charged to third-party payers for interpretation of digital retinal images produced by the DigiScope® at the healthcare professionals’ sites and transmitted over the internet to the EyeTel Reading Center. Revenue is recognized upon completion of such services.

Effective January 1, 2007, the Company no longer has a direct relationship with the third-party payer. Instead, the healthcare professional manages the third-party payer directly and the Company receives a predetermined fee from the healthcare professional based on usage of the DigiScope®.  Prior to January 1, 2007, the Company retained the full amount of the third-party payer reimbursement and paid physician customers a fixed fee for each image set taken, whether or not it was reimbursed for the service by the third-party payer.  Beginning on January 1, 2007, however, the Company’s primary diabetes care physician customers became responsible for billing the third-party payer directly and the physician customer now pays the Company a fixed fee for each image set taken.  In addition, beginning January 1, 2007, the Company commenced an exclusive distribution relationship with NeuroMetrix in the primary diabetes care market.  Under this arrangement, the Company shares with NeuroMetrix the imaging and reading  services revenue and installation fees generated by primary diabetes care customers signed by NeuroMetrix as well as imaging and reading services revenue from customers who historically have been serviced by the Company but who are now serviced by NeuroMetrix.  NeuroMetrix now has the direct relationship with these customers and is solely responsible for growing this customer base.

DigiScope® rental fees revenues consist of fixed monthly lease rentals to the Company’s healthcare professionals for the ongoing use of the DigiScope®. Revenue is recognized monthly as billed.

Installation fees revenues consist of a one-time fee the Company charges the healthcare professional for the initial installation of the DigiScope® and initial training for its use. The fee is payable primarily upon signing of the contract and revenue is recognized ratably over the term of the agreement, generally twelve months. The unrecognized balance of the installation fee is reported as deferred revenue.

Typically, the Company’s sales involved multiple elements, such as installation and rentals that include support. When a sale involves multiple elements, the Company allocates the entire fee from the arrangement to each respective element based on its Vendor Specific Objective

4. Summary of Significant Accounting Policies (continued)

Evidence (“VSOE”) of fair value and recognizes revenue when each element’s revenue recognition criteria are met. VSOE of fair value for each element is established based on the price charged when the same element is sold separately. If VSOE of fair value cannot be established for the undelivered element of an agreement and the undelivered element is support, the entire amount of the revenue from the arrangement is deferred and recognized ratably over the period that the support is delivered. The Company has not established VSOE of fair value in accordance with SOP 97-2 at the outset of its arrangements. Accordingly, the Company recognizes installation revenue ratably over the lease period.

The Company recognizes revenue only when persuasive evidence of an arrangement exists, the service has been provided, the fee is fixed or determinable and collectibility is probable. The Company evaluates each of these criteria as follows:

Evidence of an arrangement:   Contracts are used to determine the existence of an arrangement.

Provision of services:   Provision of services is contractual and is based on the completion of specified services for installation fee revenues and the passage of time for rental fee revenues. For image and reading service revenues, provision of services is based on the provision of the report to the healthcare professional.

Fixed or determinable:   The Company assesses whether fees are fixed or determinable at the time of the sale. The Company only considers the fee to be fixed or determinable if the fee is not subject to refund or adjustment. If the arrangement fee is not fixed or determinable, revenue is recognized as amounts become due and payable.

Collection is deemed probable:   Collection is deemed probable if the Company expects that the customer will be able to pay amounts under the arrangement as payments become due. If the Company determines that collection is not probable, revenue is recognized upon cash collection.

Cost of Revenues

Cost of revenues consists of costs directly related to the generation of revenue. Imaging and reading services costs include fees paid to the Company’s healthcare professionals for each set of retinal images read, the costs of the Company’s reading centers and royalty payments. DigiScope® rental fees costs include depreciation, royalty payments and repairs and maintenance of the DigiScopes® on lease to customers, a portion of which is allocated to installation fees costs, which also include outbound shipping costs.

Research and Development Costs

Research and development costs consist of expenses incurred by the Company in the continuing research and development of its DigiScope® and the embedded proprietary software. Such costs primarily include salaries, benefits and other related expenses for personnel performing research and development activities, contractual payments to The Johns Hopkins University for research and development and facilities costs.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consists of amounts due from third-party payers, primarily managed care companies, commercial insurance companies, physician practices, private-pay patients and, effective January 1, 2007, from NeuroMetrix. Estimated provisions for doubtful accounts are recorded to the extent that it is probable that a portion or all of a particular account receivable will not be collected. The Company estimates the provision for doubtful accounts based on various factors including payer type, historical collection patterns, and the age of the receivable. Changes in estimates for particular accounts receivable are recorded in the period in which the change occurs. Account balances are written off against the allowances when management believes it is probable the receivable will not be recovered.

4. Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment are stated at historical cost. DigiScope® equipment is leased to healthcare professionals and depreciation commences upon completion of an activated DigiScope® at the healthcare professionals’ sites. DigiScope® sub-assemblies, which are component parts of the DigiScope® equipment, are not depreciated until they become part of the activated DigiScope®.

Depreciation is computed on a straight-line basis over the estimated useful life of the assets as follows:

DigiScope® equipment on lease to customers	5 years
Motor vehicles	5 years
Furniture, fixtures and other equipment	3 — 10 years

Upon disposal, the cost of the asset and the related accumulated depreciation are removed from the books and any resulting gain or loss is reflected in the statements of operations. Repairs and maintenance are expensed as incurred and were $45,113 and $29,401 for the years ended December 31, 2006 and 2005, respectively.

Impairment of Long Lived Assets

The Company, in accordance with provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets (“SFAS 144”), periodically evaluates the recoverability of its property and equipment held for use, when circumstances indicate that an event of impairment may have occurred and the carrying value of assets may not be recoverable. The recoverability of the assets is determined by comparing the carrying value of the assets to the future undiscounted cash flows expected to result from use of these assets. If the assets are considered to be impaired, then impairment is recorded as the difference between the book value and the fair value of the underlying asset. The Company did not recognize any impairment charges in the in any of the periods presented.

Accounting for Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“ SFAS”) No. 123(R), “Share Based Payment” (“SFAS 123R”), which requires companies to recognize expense associated with share-based compensation arrangements, including employee stock options, using a fair-value method. SFAS 123R eliminates the alternative to use the intrinsic value method of accounting for share-based payments under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). SFAS 123R is effective for the Company’s fiscal year beginning January 1, 2006.

The Company adopted SFAS 123R using the prospective transition method. Under this method only new awards or awards modified, repurchased or cancelled on or after January 1, 2006 are accounted for under the provisions of SFAS 123R. Awards which were granted prior to January 1, 2006 and which continue to vest after January 1, 2006 are continued to be accounted using the intrinsic value method under APB 25.

The Company uses the Black-Scholes option pricing model for determining the fair value of its stock options and recognizes the compensation expense using the straight-line attribution method. Prior to the adoption of SFAS 123R, the Company accounted for stock options granted to employees in accordance with APB 25 and provided the disclosures required under SFAS 148, Accounting for Stock-Based Compensation — Transition and Disclosure, only in the notes to its financial statements. Accordingly, compensation expense was recorded for options issued to employees to the extent that the fair market value of the Company’s common stock exceeded the exercise price of the option at the date granted and all other criteria for fixed accounting were met.

4. Summary of Significant Accounting Policies (continued)

The following table illustrates the effect on net loss, if the Company had applied the fair value recognition provisions to share-based employee compensation as of December 31:

2005
Net loss available to common stockholders, as reported	$(10,504,540)
Add: employee stock-based compensation expense reported in net loss	—
Less: stock-based compensation expense determined under fair value method	16,296
Pro forma net loss available to common stockholders	$(10,488,244)

Income Taxes

The Company accounts for income taxes under an asset and liability approach. Under this approach, deferred tax assets and liabilities are recognized based upon temporary differences between the financial statement and tax basis of assets and liabilities, as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense or benefit is the result of changes between deferred tax assets and liabilities. A valuation allowance is established when, based on an evaluation of objective verifiable evidence, there is a likelihood that some portion or all of the deferred tax assets will not be realized.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of other comprehensive income (loss) and net loss. Other comprehensive income (loss) consists of gains and losses that are not recorded in the statements of operations, but are instead recorded directly to stockholders’ deficit. To date, there have been no differences between net loss and comprehensive loss.

Segment Reporting

The Company operates in one industry segment. All of the Company’s efforts are devoted to the design, development and lease of a proprietary retinal-imaging device and reading of retinal images produced by the product that are managed and reported in one segment.

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is its Chief Executive Officer. The Company’s Chief Executive Officer reviews financial information presented for purposes of allocating resources and evaluating financial performance. The Company has one business activity and there are no segment managers who are held accountable for operations, operating results and plans for products or components below this level. Accordingly, the Company reports as a single operating segment. The Company derives all of its revenues from activities within the United States of America.

Reclassification

Certain amounts for the year ended December 31, 2005 have been reclassified to conform to the current year.

Recent Accounting Standards

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value in generally accepted accounting principles (“GAAP”) and expands disclosures related to the use of fair value measures in financial statements. SFAS 157 does not expand the use of fair value measures in financial statements, but standardizes its definition and guidance in GAAP. The standard emphasizes that fair value is a market-based measurement and not an entity-specific measurement based on an exchange transaction in which the entity sells an asset or transfers a liability (exit price). SFAS 157 establishes a fair value hierarchy from observable market data as the highest level to fair value based on an entity’s own fair value assumptions as the lowest level. SFAS 157 is effective for financial statements issued for fiscal

4. Summary of Significant Accounting Policies (continued)

years beginning after November 15, 2007, and interim periods within those fiscal years. The provisions of SFAS 157 are generally required to be applied on a prospective basis. The Company will adopt SFAS 157 in the first quarter of 2008. The Company does not believe adoption of this standard will have a material effect on its financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 “ (“SFAS 159”).  SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company does not believe adoption of SFAS 159 will have a material impact on its financial position, results of operations or cash flows.

5. Change in Accounting Principle

On June 29, 2005, the FASB issued Staff Position 150-5, Issuer’s Accounting under FASB Statement No. 150, for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable (“FSP 150-5”). FSP 150-5 requires the Company to classify its outstanding preferred stock warrants as liabilities on its balance sheet and record adjustments to the value of its preferred stock warrants in its statements of operations to reflect their fair value at each reporting period. The Company previously accounted for such warrants as additional paid-in capital.

The Company adopted FSP 150-5 as of July 1, 2005. This adoption resulted in no effect to the Company’s financial position, cash flow or results of operation other than the reclassification of the preferred stock warrants from additional paid-in-capital to a liability.

6. Property and Equipment, Net

Property and equipment, net consist of the following:

	December 31,		September 30,
	2006	2005	2007
			(unaudited)
Digiscope equipment on lease to customers	$1,663,417	$1,391,610	$1,870,040
Furniture, fixtures and other equipment	359,830	320,537	403,735
Motor vehicles	17,665	24,665	17,665
	2,040,912	1,736,812	2,291,440
Less: accumulated depreciation	(605,734)	(428,875)	(824,144)
	1,435,178	1,307,937	1,467,296
Digiscope sub-assemblies	309,201	454,232	640,654
	$1,744,379	$1,762,169	$2,107,950

At December 31, 2006 and 2005, accumulated depreciation includes $395,013 and $323,949, respectively, for assets on lease to customers.

Depreciation expense was $406,496 and $255,072 for the years ended December 31, 2006 and 2005, respectively and $342,363 (unaudited) and $294,547 (unaudited) for the nine months ended September 30, 2007 and 2006, respectively.

7. Accrued Liabilities

Accrued liabilities consist of the following:

	December 31,		September 30,
	2006	2005	2007
			(unaudited)
Compensation related costs	$336,774	$306,217	$341,923
Professional services	242,317	137,422	165,558
Interest expense	2,055	—	352,231
Research and development	37,500	—	50,600
Non-income taxes	35,939	66,502	55,369
Initial public offering-related	—	—	472,000
Vendor-related	—	—	176,451
Other miscellaneous accruals	77,934	27,578	84,689
	$732,519	$537,719	$1,698,821

8. Convertible Bridge Loans

Convertible Bridge Loan

On December 28, 2006, the Company obtained a convertible bridge loan in the amount of $2,500,000 from two of its major Series B convertible preferred stock (“Series B”) investors (“Convertible Bridge Loan”). The loan bears interest at 10% per annum and is payable upon the earlier of conversion of the convertible loan or at its maturity date. Unless earlier converted into equity securities, the convertible loan is due and payable on December 27, 2007. This loan is subordinate to the current outstanding debt of the Company. Interest expense on the Convertible Bridge Loan for the year ended December 31, 2006 and the nine months ended September 30, 2007 was $2,055 and $186,986 (unaudited), respectively.

The Convertible Bridge Loan together with accrued interest is convertible into the Company’s Series B, (i) automatically, upon the closing of the Company’s next round of preferred stock financing with cash proceeds of at least $5 million, or (ii) at the option of the loan-holders at (a) maturity, if not converted earlier, or (b) at the time of sale of the Company, at a conversion price of $5.02 per share. The Convertible Bridge Loan together with accrued interest is convertible into the Company’s common stock automatically upon the closing of an initial public offering at a conversion price of $5.02 per share.

In connection with the Convertible Bridge Loan, the Company issued warrants to the loan-holders, which were valued at $636,305 using the Black-Scholes Model (See Note 11, Preferred stock warrants) at December 31, 2006. This amount is being accreted as additional debt discount over the twelve-month period of the loan.

2007 Bridge Loan

In January 2007, the Company offered all other Series B investors who were accredited investors the opportunity to participate in the bridge loan financing on the same terms as those granted the two Major Investors.  In a series of closings between April 6, 2007 and May 2, 2007 the Company obtained additional bridge loans in the amount of $3,807,684 from both new and existing lenders, including the Major Investors, and $119,292 from certain Series B stockholders (the “2007 Bridge Loan”).  Interest expense on the 2007 Bridge Loan for the nine months ended September 30, 2007 was $163,190 (unaudited).

In connection with the 2007 Bridge Loan, the Company issued warrants to the lenders, which were valued at $998,439 using the Black-Scholes Model (See Note 11, Preferred Stock Warrants) at September 30, 2007 (unaudited).  This amount is being accredited as additional debt discount over the eight-month period of the loan.

9.  Long-Term Debt

Long-term debt consists of the following:

	December 31,		September 30,
	2006	2005	2007
			(unaudited)
Long-term debt	$4,000,000	$—	$4,000,000
Less: Fair value of Series B preferred stock warrantsissued in relation with the loan	(288,805)	—	(376,818)
	3,711,195	—	3,623,182
Add: Accretion of debt discount	67,593	—	143,013
Add: Accretion of additional fee payments	70,213	—	167,660
	3,849,001	—	3,933,855
Less: Current portion	(400,451)	—	(1,670,424)
Long-term portion of long-term debt	$3,448,550	$—	$2,263,431

On February 8, 2006, the Company obtained a $4 million long-term loan (the “Loan”), which was collateralized by a first lien on all of the Company’s assets, excluding its intellectual property. The loan is repayable in full on December 1, 2009. The terms of the Loan required monthly interest-only payments through December 31, 2006 at a rate of prime plus 5.00%. In relation to the Loan, the Company issued the lender a warrant to purchase 229,555 shares of its Series B, at a price of $1.394 per share, which was valued at $288,805 using the Black-Scholes Model (See Note 11, Preferred stock warrants) and is being accreted as additional debt discount. During the year ended December 31, 2006 and for the nine months ended September 30, 2007 and 2006, $67,593, $55,305 (unaudited) and $49,158 (unaudited), respectively, was accreted and charged to interest expense. The terms of the Loan also required the Company to make an additional payment of $300,000 at maturity.

On December 28, 2006, the Company agreed in principle to amend the terms of its Loan. Under the amended loan agreement, which was closed on January 29, 2007, (i) the principal payments were deferred until October 1, 2007, at which time the Loan became repayable in twenty-seven equal monthly payments of principal and interest, through December 1, 2009; (ii) interest during the period January 1, 2007 to September 30, 2007 was fixed at the prime rate in effect at that date, and thereafter at prime plus 2.00%; (iii) the additional payment at maturity was increased by $160,000 to $460,000; (iv) the collateral was enhanced to include the Company’s general intangibles, including all intellectual property; and (v) an additional warrant was granted to purchase 71,736 shares of the Company’s Series B at a price of $1.394 per share, which was valued at $88,013 (unaudited) using the Black-Scholes model (See Note 11, Preferred stock warrants) and is being accreted as additional debt discount.  For the nine months ended September 30, 2007, $20,117 (unaudited) was accreted and charged to interest expense.

The additional payment of $460,000 is being accreted over the term of the Loan as interest expense. During the year ended December 31, 2006 and for the nine months ended September 30, 2007 and 2006, $70,213, $97,443 (unaudited) and $51,064 (unaudited), respectively, was accreted.

At December 31, 2006, the debt was classified to reflect these amended terms.

The following is the maturity of the obligations under the amended long-term loan agreement:

For the year ended December 31,

2007	$400,451
2008	1,708,007
2009	2,351,542
2010 and thereafter	—
$4,460,000

9.  Long-Term Debt (continued)

Interest expense, including accretion, for the years ended December 31, 2006 and 2005 was $594,027 and $0, respectively, and $1,877,736 (unaudited) and $426,611 (unaudited) for the nine months ended September 30, 2007 and 2006, respectively.

10. Income Taxes

A reconciliation of tax expense computed at the statutory federal tax rate on loss from operations before income taxes to the actual income tax expense for the years ended December 31 is as follows:

	2006	2005
Federal income tax	(34.0)%	(34.0)%
State income tax, net of federal income tax effect	(1.2)	(4.0)
Permanent differences and other	0.4	0.2
Valuation allowance	34.8	37.8
Effective income tax rate	0.0%	0.0%

The components of the Company’s deferred tax assets and liabilities at December 31, were:

	2006	2005
Deferred tax assets:
Net operating loss carryforwards	$7,504,590	$5,026,530
Depreciation and amortization	11,799	—
Original issue discount	28,232	—
Accrued expenses and reserves	100,182	81,182
Total deferred tax assets	7,644,803	5,107,712
Deferred tax liabilities:
Depreciation and amortization	—	7,241
Prepaid expenses	9,179	17,418
Total deferred tax liabilities	9,179	24,659
Valuation allowance	(7,635,624)	(5,083,053)
Net deferred tax assets	$—	$—

At December 31, 2006, the Company had federal net operating loss carryforwards (“NOLs”) available for use of approximately $20.3 million which begin to expire in 2025. The Company also has state net operating losses in various jurisdictions that begin to expire in 2009. As required by SFAS 109, Accounting for Income Taxes, the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are comprised principally of NOLs. Management has determined that it is more likely than not that the Company will not realize the benefits of its federal and state net deferred tax assets before they expire and, as a result, a valuation allowance of 100%, or $7,635,624 and $5,083,053, has been established at December 31, 2006 and 2005, respectively.

The Company has established contingency reserves related to income taxes in accordance with SFAS 5, Accounting for Contingencies. These reserves predominantly relate to various state matters and are included in current liabilities on the balance sheet.

The limitation imposed by Section 382 places an annual limitation on the amount of NOLs, certain built-in items of deduction or loss and tax credit carryovers that can be utilized. In addition, certain states follow Section 382 limitation and impose limitations of utilization of the state NOLs. The Company has estimated that the Section 382 limitation from the January 2004 ownership change eliminated its ability to utilize federal and certain state NOLs generated prior to the date. As a result, the Company has not included in the deferred tax assets any federal NOLs generated prior to January 2004, or for the state NOLs that follow Section 382 or for items that are expected to generate recognized built-in losses or deductions subsequent to the ownership change. Future changes in the Company’s ownership could further affect the limitation in future years.

10. Income Taxes (continued)

Adoption of FIN 48 (unaudited)

As of January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions, as defined. Pursuant to FIN 48, the Company has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. The only periods subject to examination for the Company’s federal return are for the 2003 through 2006 tax years. The Company believes that its income tax filing positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN 48. In addition, the Company did not record a cumulative effect adjustment related to the adoption of FIN 48.

The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income before taxes.

11. Preferred Stock Warrants

Convertible Bridge Loan Warrants

On December 29, 2006, in connection with the issuance of the convertible bridge loan (See Note 8, Convertible bridge loans), the Company issued the lenders warrants to purchase shares of the class and series of the Company’s equity securities which are sold in the first qualified preferred stock financing occurring prior to December 28, 2007, or in the event that the Company does not complete a qualified preferred stock financing prior to December 28, 2007, shares of its Series B. The exercise price of such warrants will be equal to the per share price of the equity securities sold in such qualified preferred stock financing or, if there is no qualified financing, $1.394 per share. Each lender was issued a warrant exercisable for the value of shares equal to 30% of the amount of the bridge loan. Therefore, in the event a qualified financing does not occur prior to December 28, 2007, 538,020 shares of Series B will be issuable pursuant to these warrants. The warrants expire December 28, 2012. Upon the automatic conversion of the Series B (or in the event a qualified preferred stock financing takes place before December 28, 2007, the automatic conversion of the preferred shares issued in such financing) into common stock, the warrants automatically become exercisable for the number of shares of the Company’s common stock that would have been issuable upon conversion of the Series B shares (or such preferred shares) if the warrants had been exercised immediately before such automatic conversion. The Series B automatically converts into shares of common stock upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act, as amended, covering the offer and sale of common stock for the account of the Company in which the aggregate gross proceeds to the Company equal or exceed $15,000,000 and after which the common stock is listed on the New York Stock Exchange, the Nasdaq Global Market or the American Stock Exchange.  In connection with the closing of the offering contemplated by the Company, the warrants will automatically become exercisable for 149,450 shares of common stock at an exercise price of $5.02 per share.

The fair value of the warrant was estimated to be $4.25 per share or $636,305 in the aggregate, and was recorded as a liability (See Note 8, Convertible bridge loans) and will be adjusted to fair value at each reporting period with any increase or decrease in fair value reported as other expense. The warrants were valued using the Black-Scholes model with the following inputs:

Exercise price	$5.02
Stock price	$5.02
Contractual term	6 years
Volatility	111%
Dividend yield	0%
Risk free rate	4.74%

11. Preferred Stock Warrants (continued)

In connection with the 2007 Bridge Loan (See Note 8, Convertible bridge loans), the Company issued the lenders warrants to purchase shares of the class and series of the Company’s equity securities which are sold in the first qualified financing occurring prior to December 28, 2007, or in the event that the Company does not complete a qualified financing prior to December 28, 2007, shares of its Series B. The exercise price of such warrants will be equal to the per share price of the equity securities sold in such qualified financing or if there is no qualified financing, $1.394 per share. Each lender was issued a warrant exercisable for the value of shares equal to 30% of the amount of their bridge loan. Therefore, in the event a qualified financing does not occur prior to December 28, 2007, 845,117 shares of Series B will be issuable pursuant to these warrants. The warrants expire December 28, 2012. In connection with the closing of the offering contemplated by the Company, the warrants will automatically become exercisable for 234,754 shares of common stock at an exercise price of $5.02 per share.

The fair value of the warrant was estimated at $4.25 per share or $998,439 in the aggregate, and was recorded as a liability (See Note 8, Convertible bridge loans) and will be adjusted to fair value at each reporting period with any increase or decrease in fair value reported as other expense. The warrants were valued using the Black-Scholes model with the following inputs:

Exercise price	$5.02
Stock price	$5.02
Contractual term	6 years
Volatility	111%
Dividend yield	0%
Risk free rate	4.57%

Long-Term Debt Warrants

In February 2006, in connection with the long-term debt (See Note 9, Long-term debt), the Company issued the lender a warrant to purchase 229,555 shares of its Series B, at an exercise price of $1.394 per share and are convertible into 63,765 shares of common stock at $5.02 per share. The warrant expires February 8, 2014 or two years after the effective date of a public offering of the Company’s common stock. In January 2007, in connection with the restructuring of the loan agreement, the warrant was amended to include a share price protection such that, in the event a future round of preferred stock equity financing in which all the Series B are converted into the Company’s common stock results in net aggregate proceeds to the Company equal to or in excess of $5 million closes at a price below $5.02, the purchase price for the warrants issued to the lender will be reduced to the lowest per share price paid by an investor in that round and with commensurate terms.

The fair value of the warrant was estimated to be $4.54 per share or $288,805 in the aggregate, and was recorded as a liability (See Note 9, Long-term debt) and will be adjusted to fair value at each reporting period with any increase or decrease in fair value reported as other expense. The warrants were valued using the Black-Scholes model with the following inputs:

Exercise price	$5.02
Stock price	$5.02
Contractual term	8 years
Volatility	111%
Dividend yield	0%
Risk free rate	4.58%

In January 2007, in connection with and in consideration for restructuring of the long-term debt (See Note 9, Long-term debt), the Company granted the lender an additional warrant to

11. Preferred Stock Warrants (continued)

purchase 71,736 shares of Series B at an exercise price of $1.394 per share and are convertible into 19,926 shares of common stock at $5.02 per share. The warrant will expire January 29, 2014 or two years after the effective date of a public offering of the Company’s common stock.

The fair value of the warrant was estimated to be $4.43 per share or $88,013 in the aggregate, and was recorded as a liability (See Note 9, Long-term debt) and will be adjusted to fair value at each reporting period with any increase or decrease in fair value reported as other expense. The warrants were valued using the Black-Scholes model with the following inputs:

Exercise price	$5.02
Stock price	$5.02
Contractual term	7 years
Volatility	111%
Dividend yield	0%
Risk free rate	4.89%

Preferred Stockholders’ Warrants

In January 2004, in connection with the initial issuance of the Series B, certain lenders who converted their debt into Series B were granted purchase warrants for 68,148 shares of Series B at a price of $1.394 per share and are convertible into 18,930 shares of common stock at $5.02 per share. The warrants expire on various dates between March 13 and December 23, 2008.

The estimated fair value of the warrant was estimated to be $3.74 per share or $70,699 in the aggregate. The warrants have been classified as liabilities and will be adjusted to fair value at each reporting period with any increase or decrease in fair value reported as other expense. The warrants were valued using the Black-Scholes model with the following inputs:

Exercise price	$5.02
Stock price	$5.02
Contractual term	4 years
Volatility	100%
Dividend yield	0%
Risk free rate	2.40%

12. Series B Redeemable Convertible Preferred Stock

Authorized Shares

On June 26, 2005, the Company’s board of directors approved a 1-for-10 reverse stock split of the Company’s common stock and Series B convertible preferred stock. The reverse stock split became effective on June 27, 2005 upon the filing by the Company of an amended and restated certificate of incorporation with the Delaware Secretary of State. The Company also amended its authorized capital stock to consist of 18,550,000 shares including 13,800,000 shares of preferred stock, $.001 par value per share, all of which were designated as Series B.

In January 2006, the Company increased its authorized capital stock to 20,500,000 shares, including 15,000,000 shares of preferred stock, $.001 par value per share, all of which were designated as Series B. As of December 31, 2006 and September 30, 2007 (unaudited), the Company had 13,704,875 shares of Series B issued and outstanding.

Issuances

During 2004 in a series of closings, the Company sold a total of 8,324,674 shares of Series B at a price of $1.394 per share, payable either in cash or by the surrender of debt instruments or other evidence of indebtedness. Gross proceeds to the Company totaled $11,604,626, of which $422,489 represented the conversion of debt into stock. Holders of the converted debt were

12. Series B Redeemable Convertible Preferred Stock (continued)

granted warrants to acquire 68,148 shares of Series B at $1.394 per share (See Note 11, Preferred stock warrants).

In 2005, the Company sold an additional 5,380,201 shares of Series B at a price of $1.394 per share, resulting in gross proceeds to the Company of $7,500,000.

The preferred stock is characterized by:

Dividends

Holders of Series B are not entitled to receive dividends except that they will be afforded the same rights in respect of dividends to which any other series or class of preferred stock may be entitled. Holders of Series B are also entitled to receive dividends in the event the Company declares a dividend on its common stock, such dividends to be payable on the number of shares of common stock into which the Series B are then convertible.

Voting Rights

Holders of Series B are generally entitled to vote together with the holders of the Company’s common stock as a single class on all matters and are entitled to the number of votes equal to the number of shares of common stock into which each share of Series B is convertible. The Company is not permitted, without the prior approval of the holders of Series B, to take certain actions, including but not limited to, altering the rights or preferences of the Series B holders, changing the number of directors on its board of directors, or entering into a transaction which would result in the sale of more than 25% of its assets.

Holders of Series B voting as a separate class are entitled to elect three directors to the Company’s board of directors. In addition, voting along with the common stockholders, Series B holders elect the other directors of the Company.

Conversion

Each share of Series B is convertible, at the option of the holder, into a number of fully paid non-assessable shares of common stock as is determined by dividing the Series B purchase price (as adjusted) by the conversion price. Initially, the conversion price is set to be equal to the Series B purchase price. The conversion price of the Series B is subject to future adjustments, including but not limited to the issuance of additional shares of common stock or options at a price that is deemed to be less than the conversion price then in effect.

As per the amended certificate of incorporation in March 2007, unless waived by each holder of Series B that owns, with its affiliates, more than 15% of the then outstanding Series B (“Major Holders”), all outstanding shares of Series B will be automatically converted into common stock upon the closing of a public offering in which the gross proceeds to the Company are $15 million or more, and the common stock is listed on the New York Stock Exchange, the Nasdaq National Market, or American Stock Exchange. In addition, all outstanding shares of Series B will be automatically converted into common stock if holders of a majority of the Series B, which must include all Major Holders, so elect.

Redemption

Commencing January 14, 2009, upon 90 days’ notice the holders of a majority of Series B, at their option, can require the Company to redeem the Series B at a price per share equal to $1.394 per share plus an amount equal to the dividend payments that would be payable on the Series B assuming the accrual of cumulative cash dividends at an annual rate of 10% compounded annually from January 14, 2004, the Series B original issue date. $2,717,350 and $2,275,449 was accreted to the Series B’s redemption value for the years ended December 31, 2005 and December 31, 2006, respectively, and $1,868,619 (unaudited) and $1,706,588 (unaudited) were accreted for the nine months ended September 30, 2007 and 2006, respectively.

12. Series B Redeemable Convertible Preferred Stock (continued)

Liquidation Preference

In the event of a liquidation, dissolution or winding-up of the Company, the holders of Series B are entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment to the holders of common stock, an amount per share equal to the sum of the Series B purchase price and all accrued but unpaid dividends thereon. Thereafter, holders of Series B share ratably with the holders of the Company’s common stock in any excess assets.

13. Stockholders’ Deficit

Authorized Shares

In June 2005, the Company’s board of directors approved a 1-for-10 reverse stock split of the Company’s common stock. The Company also amended its authorized capital stock to consist of 18,550,000 shares of which 17,100,000 shares were designated common stock, $.001 par value per share.

In January 2006, the Company increased its authorized capital stock to 20,500,000 shares, of which 5,500,000 shares were designated common stock, $.001 par value per share.

In March 2007, the Company’s board of directors approved an amendment to increase the Company’s authorized capital stock to consist of 34,722,222 shares with 9,722,222 shares designated as common stock, $.001 par value per share, and 25,000,000 shares designated as Series B convertible preferred stock, $.001 par value per share. The board approved amendments to the Company’s certificate of incorporation to provide for mandatory conversion of the Series B upon an initial public offering.

In June 2007, the Company’s board of directors approved an amendment and restatement to its certificate of incorporation to take effect prior to the time the Securities and Exchange Commission declares the Company’s registration statement effective relating to its initial public offering (unaudited). The amendment provides for (i) an increase in the Company’s authorized capital stock to consist of 70,000,000 shares, of which 35,000,000 shares are designated common stock, $.001 par value per share, and 35,000,000 shares are designated preferred stock, $.001 par value per share, 25,000,000 of which are designated Series B convertible preferred stock and 10,000,000 remain undesignated, and (ii) the combination of every 3.6 shares of the Company’s outstanding common stock into one share of common stock concurrent with the Company’s registration being declared effective (See Note 3, Reverse split of common stock).

In June 2007, the Company’s board of directors also approved an amendment and restatement to its certificate of incorporation to take effect upon the closing of the Company’s initial public offering (unaudited) (See Note 3, Reverse split of common stock).  The amendment reflects the retirement and cancellation of the Series B in connection with the closing of its initial public offering, and provides for the Company’s post-closing authorized capital stock to consist of 45,000,000 shares, of which 35,000,000 shares are designated common stock, $.001 par value per share, and 10,000,000 shares are designated preferred stock, $.001 par value per share, all of which remain undesignated.

As of December 31, 2006, the Company had 203,926 shares of common stock issued and outstanding.

Common stock is characterized by:

Voting Rights

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders.

13. Stockholders’ Deficit (continued)

Dividends

Common stockholders are not entitled to receive dividends unless declared by the Company’s board of directors.

Relative Rights and Liquidation

The rights of the holders of the Company’s common stock are subordinate to the rights of the holders of Series B. In the event of a liquidation, dissolution or winding-up of the Company, common stockholders are entitled to share ratably with the holders of Series B in any assets remaining after payment in full of all amounts due the holders of Series B.

Common Stock Subject to Purchase

In December 2004, the Company granted 31,234 restricted shares to its then Chief Financial Officer for a subscription receivable of $28,111. These shares had a right of purchase by the Company at the original issuance price of $0.90 per share. The restriction lapsed ratably over a four-year period commencing January 15, 2004.

As of December 31, 2006, 19,522 shares had vested and the Company’s right of purchase had lapsed. In March 2007, the Company entered into an agreement with the holder to purchase the remaining 11,712 unvested shares at $0.90 per share.

14. Common Stock Warrants

NeuroMetrix Warrants

In October 2006, in connection with an agreement with Neurometrix (See Note 16, Significant agreements), the Company agreed to issue warrants to purchase up to 138,888 shares of the Company’s common stock at an exercise price of $0.58 per share, subject to adjustment for stock splits. The warrants are subject to an annual vesting schedule based on achievement by NeuroMetrix of annual performance milestones as outlined in the agreement. Since the achievement of these milestones is not within the control of NeuroMetrix, a charge will not be recorded until the milestones are achieved. This contract is effective January 1, 2007 and continues through December 31, 2013. Any warrants issued under this contract expire October 24, 2016.

The Johns Hopkins University Warrants

In April 2004, the Company granted a warrant to The Johns Hopkins University (“JHU”) for 28,496 shares of its common stock at a price of $5.02 per share issued in connection with the execution of an amendment to a license agreement with JHU. The warrants expire April 30, 2009.

15. Share-Based Compensation

In July 2002, the Company’s board of directors adopted the 2002 Equity Incentive Plan (the “2002 Stock Plan”). The 2002 Stock Plan provides for the granting of incentive and non-statutory stock options, stock bonuses and restricted stock to employees, directors and consultants of the Company. As of December 31, 2006, 15,555 shares of common stock were authorized for issuance under the 2002 Stock Plan. The options granted under the 2002 Plan vested immediately upon date of grant.

In March 2004, the Company’s board of directors adopted the 2004 Equity Incentive Plan (the “2004 Stock Plan”). The 2004 Stock Plan provides for the granting of incentive and non-statutory stock options, stock bonuses and rights to acquire restricted stock to employees, directors and consultants of the Company.

As of December 31, 2006, 833,333 shares of common stock were authorized for issuance under the 2004 Stock Plan.  The options granted under the 2004 Stock Plan have a 25% cliff vesting on the first year anniversary with the remaining options vesting ratably over a three-year period and expire ten years from the date of grant.  Under the 2004 Stock Plan, all stock awards become fully vested and exercisable at the time of a Change of Control (as defined in the plan).

15. Share-Based Compensation (continued)

In March 2007, an additional 444,444 shares of common stock were authorized for issuance under the 2004 Stock Plan.

According to the 2002 and 2004 Stock Plans, the exercise price of stock options issued may not be less than the fair market value of the Company’s common stock on the date of grant in the case of incentive stock options, and not less than 85% of the fair market value of the common stock on the date of grant in the case of both non-statutory stock options and restricted stock, as determined by the Company’s board of directors. Fair market value estimates are based upon several factors, including progress and milestones attained in the Company’s business.

In July 2007, in light of the Company’s recent business developments and its progress in connection with the proposed initial public offering, the board of directors of the Company retrospectively reconsidered their valuation assumptions that had been used in determining the exercise price of the stock options granted on March 8, 2007 to employees, a director of the Company and certain consultants (unaudited). In consideration of this re-assessment, the board subsequently modified the exercise price of the stock options granted on March 8, 2007 to $3.60 per share from $1.22 per share.

Date of Issuance	Number of Options	Exercise Price	Fair Value Estimate Per Share	Intrinsic Value Per Share
1/25/2006	95,861	$0.90	$0.90	$—
2/22/2006	4,722	0.90	0.90	—
6/27/2006	6,805	0.58	0.58	—
7/25/2006	4,166	0.58	0.58	—
9/26/2006	35,416	0.58	0.58	—
10/24/2006	55,555	0.58	0.58	—
12/22/2006	1,388	0.58	0.58	—
3/8/2007 (unaudited)	870,661	1.22	3.60	2.38

A summary of the activity under the Company’s 2002 and 2004 Stock Plans, for the years ended December 31, 2005 and 2006 is as follows:

		Weighted-
	Number	Average
	of Shares	Exercise Price
Outstanding at December 31, 2004	502,047	$0.97
Granted at fair value	122,162	0.90
Exercised	—	—
Forfeited/Cancelled	(93,116)	0.90
Outstanding at December 31, 2005	531,093	0.97
Granted at fair value	203,905	0.72
Exercised	(1,706)	0.90
Forfeited/Cancelled	(439,290)	0.90
Outstanding at December 31, 2006	294,002	$0.86

15. Share-Based Compensation (continued)

Related information for options outstanding and exercisable as of December 31, 2006 under the stock plans is as follows:

	Options Outstanding			Options Exercisable
Exercise Price	Number of Options Outstanding	Weighted-Average Remaining Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted-Average Exercise Price
$0.36	1,042	0.2	$0.36	1,042	$0.36
0.58	99,160	9.4	0.58	—	0.58
0.90	185,612	7.7	0.90	100,382	0.90
5.04	8,188	6.9	5.04	8,188	5.04
	294,002	8.2	$0.86	109,612	$1.19

The total intrinsic value of options exercised in 2006 was $0. The total intrinsic value of options outstanding and options exercisable at December 31, 2006 was $94,046 and $2,171, respectively. The weighted average remaining contractual life of options exercisable at December 31, 2006 was 7.47 years.

The Company estimated the fair value of its stock options using the Black-Scholes option pricing model, applying the weighted-average assumptions in the table below:

Year Ended December 31, 2006

Risk-free interest rate	4.37% - 5.11%
Expected dividend yield	0%
Expected option term	6.25 years
Volatility	111%
Weighted average fair value of options granted	$0.47

The risk-free interest rate assumption is based on the United States Treasury’s zero-coupon bonds with an average term of 6.25 years, corresponding to the expected option term, on the date the option was granted. The expected dividend yield is zero because the Company does not currently pay dividends nor expect to do so during the expected option term. The expected option term of 6.25 years has been determined using the simplified method as allowed by Staff Accounting Bulletin No. 107, Share-based Payment. The volatility assumption is based on a review of comparable public medical device companies and expected future stock price volatility. The Company divided its employees into two classes for the purposes of determining an appropriate pre-vesting forfeiture rate, which is based on the historical and projected average turnover rate for each class.

The Company recorded stock-based compensation expense of $7,764 for the year ended December 31, 2006, which was classified into sales and marketing expense: $2,278; and general and administrative expense: $5,486.  For the nine months ended September 30, 2007 and 2006, the Company recorded stock-based compensation expense of $872,422 (unaudited) and $4,291 (unaudited), respectively, which was classified into research and development:  $15,252 and $0, respectively, sales and marketing: $13,912 and $1,085, respectively, and general and administrative: $843,258 and $3,206, respectively.

15. Share-Based Compensation (continued)

The income tax benefit recognized in the statements of operations for the deductible portion of share-based compensation is $0 for the year ended December 31, 2006 and the nine months ended September 30, 2007 (unaudited) and 2006 (unaudited).

A summary of the status of the Company’s non-vested shares as of December 31, 2006 is presented below:

	Number of Shares	Weighted- Average Grant Date Fair Value
Non-vested at December 31, 2005	360,667	$0.14

Granted	203,905	0.47

Vested	(101,861)	0.11

Forfeited/Cancelled	(270,776)	0.25

Non-vested at December 31, 2006	191,935	$0.32

The total fair value of options that vested during 2006 was $12,469.

As of December 31, 2006, there was $41,570 of unrecognized compensation related to non-vested employee stock options, which is expected to be recognized over a weighted average period of 3.6 years.

A summary of the stock options vested and expected to vest as of December 31, 2006 is presented below:

Number of Shares (1)	Weighted-Average Exercise Price	Weighted-Average Contractual Remaining Life (Years)	Aggregate IntrinsicValue (2)
282,106	$0.91	8.27	$120,221

(1)	The expected-to-vest options are the result of applying the pre-vesting forfeiture rate to the total outstanding options.

(2)

The aggregate intrinsic value represents the total pre-tax intrinsic value (the aggregate difference between the closing stock price of the Company’s common stock on December 31, 2006 and the exercise price for in-the-money options) that would have been received by the option holders if all the in-the-money options had been exercised on December 31, 2006.

16. Significant Agreements

In January 1997, the Company signed a license agreement with The Johns Hopkins University to develop and commercialize the DigiScope®. Under this agreement, the Company was granted an exclusive license from The Johns Hopkins University to manufacture, use and sell the EyeTel System pursuant to a patent held by the university that was issued in 1999 and will remain in force until 2018. The license is automatically extended to the date the last patent issued on the DigiScope® expires. Under the license agreement, the Company is required to pay The Johns Hopkins University royalties ranging from three to three and one-half percent of its net collected revenues, exclusive of installation fees, on a quarterly basis.

In October 2006, the Company entered into a long-term agreement with NeuroMetrix. Under this agreement NeuroMetrix was granted an exclusive United States of America license to market, brand and sell the DigiScope® to

16. Significant Agreements (continued)

physician practices, clinics, surgery centers and hospitals, exclusive of ophthalmology and optometry practices, which began January 1, 2007. NeuroMetrix is also responsible for sales and customer service for the DigiScope® to these customers. In addition, under this agreement NeuroMetrix has assumed responsibility for billing and collecting of the Company’s customers, both those obtained under this agreement and any of the Company’s legacy physician practices, clinics, surgery centers and hospitals, exclusive of ophthalmology and optometry customers.

See Note 13, Common stock warrants for a description of the warrants issuable in connection with this agreement.

17. 401(k) Plan

The Company has a qualified defined-contribution 401(k) plan (the “Plan”) for all its employees who meet certain eligibility requirements. Employee contributions are permitted up to the maximum allowed under the Internal Revenue Code. The Plan permits the Company to make discretionary contributions to match employee contributions. For the years ended December 31, 2006 and 2005, the Company made no matching employer contributions to the Plan.

18. Commitments and Contingencies

Legal Matters

From time to time, third parties assert claims against the Company arising from the normal course of business activities. There were no claims as of December 31, 2006 that, in the opinion of management, might have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Purchase Commitments

The Company sources certain components of the DigiScope® from vendors in China, and thus routinely enters into purchase commitments with such vendors. Generally, such purchase commitments involve making advance payments, payments upon shipment, and a final payment after receipt of goods.

At December 31, 2006 and 2005, the Company had outstanding purchase commitments of $641,991 and $560,753, respectively, of which $498,897 and $295,452, respectively were paid in advance. These prepayments are for DigiScope® sub-assemblies and are reported as deposits.

Lease Commitments

As of December 31, 2006, future minimum lease payments under non-cancelable operating leases, primarily for the lease for the Company’s head office facility, are as follows:

2007	$185,241
2008	170,038
2009	141,345
2010 and thereafter	—
Total minimum lease payments	$496,624

Total recorded rent expense was $196,667 and $218,012 for the years ended December 31, 2006 and 2005, respectively. The Company records rent expense for its facility on a straight line basis over the term of the lease. Accordingly, the Company has recorded deferred rent expense at December 31, 2006 and 2005 of $42,473 and $48,454, respectively.

19. Related Party Transactions

Bain Capital Venture Fund 2001, L.P., Brookside Capital Partners Fund, L.P. and their respective affiliates and certain related entities, and Radius Venture Partners (the “Major Investors”) are significant investors in the Company, owning between them approximately 85% of

19. Related Party Transactions (continued)

the Company’s Series B at December 31, 2006. In December 2006 and May 2007, the Major Investors lent the Company $2,500,000 and $1,500,000, respectively, in unsecured convertible promissory notes (See Note 8, Convertible bridge loans) and in connection with both financings were issued preferred stock warrants (See Note 11, Preferred stock warrants). At December 31, 2006, the amount due the Major Investors was $2,502,055, including $2,055 in accrued interest.

20. Subsequent Event - Bridge Loan

On September 20, 2007, the Company’s board of directors approved a loan from the Major Investors in the aggregate amount of $700,000, to be effective October 1, 2007.  On October 24, 2007, the Company’s board of directors approved an additional loan from the Major Investors in the aggregate amount of $500,000, to be effective October 25, 2007.  The loans bear interest at 10% per annum and are repayable, together with accrued interest, on the earlier of five business days after the closing of a public offering of the common stock for the account of the Company, or March 31, 2008.  Repayment of the loans on March 31, 2008 will not occur, however, without the prior written consent of the Company’s long-term debt lender so long as any obligations remain outstanding under the long-term loan agreement.

21. Subsequent Event - Long-Term Debt Agreement Amendment

As of October 31, 2007, the Company amended the terms of its long-term debt agreement to defer a monthly payment of principal and interest in the amount of $164,256 due November 1, 2007 until the earlier of the third day of trading of the Company’s common stock after the successful completion of a public offering of the common stock of the Company or November 19, 2007.